Registration No. 333-104270
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          ____________________________


                                 AMENDMENT NO. 2
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                          ____________________________
                                  FISERV, INC.
             (Exact name of registrant as specified in its charter)
             Wisconsin                                   39-1506125
 (State or other jurisdiction of            (I.R.S. Employer Identification No.)
  incorporation or organization)
                                255 Fiserv Drive
                           Brookfield, Wisconsin 53045
                                 (262) 879-5000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                          ____________________________


                                Kenneth R. Jensen
                        Senior Executive Vice President,
                       Chief Financial Officer, Treasurer
                             and Assistant Secretary
                                  Fiserv, Inc.
                                255 Fiserv Drive
                           Brookfield, Wisconsin 53045
                                 (262) 879-5000
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                          ____________________________

                                 With a copy to:
                             Benjamin F. Garmer, III
                                 Foley & Lardner
                            777 East Wisconsin Avenue
                         Milwaukee, Wisconsin 53202-5367
                                 (414) 271-2400
                          ____________________________

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
                          ____________________________

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|
                          ____________________________

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where this offer or sale is not permitted.



                   SUBJECT TO COMPLETION, DATED JUNE 20, 2003


PROSPECTUS

                                 678,115 SHARES

                                  FISERV, INC.

                                  COMMON STOCK


     This prospectus relates to 678,115 shares of our common stock that we previously issued in our acquisition of Trewit Inc. The shareholders named in this prospectus under the heading "Selling Shareholders" may offer and sell this common stock over time. We will not receive any of the proceeds from the sale of the common stock.


     Our common stock is traded on the Nasdaq National Market under the symbol "FISV." On June 19, 2003, the closing sale price of our common stock was $35.91 per share.


     The selling shareholders may sell their common stock in public or private transactions at prevailing market prices, at negotiated prices or otherwise. They may sell the stock directly or through brokers or dealers. Brokers or dealers may receive discounts or commissions from the selling shareholders, which will be paid by the selling shareholders.


     SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF RISK FACTORS THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK.


                                _________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                _________________



                The date of this prospectus is           , 2003.

                                TABLE OF CONTENTS

                                                                          Page


The Company................................................................ 2
Risk Factors............................................................... 3
Where You Can Find More Information........................................ 4
Information Incorporated by Reference...................................... 5
Use of Proceeds............................................................ 5
Selling Shareholders....................................................... 6
Dividend Policy............................................................ 6
Description of Capital Stock............................................... 6
Plan of Distribution....................................................... 9
Legal Matters..............................................................11
Experts....................................................................11


                                 _______________

     You should rely on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide different information. This prospectus does not offer to sell or seek an offer to buy shares of common stock in jurisdictions where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock.

                                   THE COMPANY


     We provide integrated data processing and information management systems to more than 13,000 financial services providers, including banks, broker-dealers, credit unions, financial planners and investment advisers, insurance companies and agents, leasing companies, mortgage lenders and savings institutions. We operate centers in the United States for full-service financial data processing, software system development, item processing and check imaging, technology support and related product businesses. Our operations are principally domestic and in 2002 international operations constituted approximately 5% of total processing and services revenues through business support centers in Argentina, Australia, Canada, Colombia, Indonesia, the Philippines, Puerto Rico, Poland, Singapore and the United Kingdom.

     We were formed in 1984 through the combination of two major regional data processing firms that began as the data processing operations of their parent financial institutions. Historically, these firms expanded operations by developing a range of services for their parent organizations, as well as other financial institutions. Since our organization, we have grown by developing highly specialized services and product enhancements, adding new clients and acquiring firms complementing our organization.


     Our headquarters are located at 255 Fiserv Drive, Brookfield, Wisconsin 53045, telephone (262) 879-5000. We were incorporated as a Delaware corporation in 1984, and reincorporated as a Wisconsin corporation in 1992.

                                  RISK FACTORS


     Shareholders, potential investors and other readers should consider the following risk factors carefully in making any investment decision regarding our common stock. There may be additional risks and uncertainties that we do not currently know about or that we currently believe are not material. If any of the risk factors we face come to pass, there could be a material adverse effect on our business, financial condition or future results of operations. If that happens, the trading price of our common stock could decline and a holder of our common stock could lose a substantial part of his, her or its investment.

Risks Associated with Making and Integrating Our Acquisitions

     A major contributor to our growth in revenues and net income since inception has been our ability to successfully identify, acquire and integrate similar or complementary businesses on favorable terms. We cannot assure you that our acquisition program will continue to be as successful as it has been in the past. Although we have successfully integrated our recent acquisitions, it is possible that businesses we acquire in the future may perform worse than expected or prove to be more difficult to integrate and manage than expected. If we are unable to successfully integrate businesses or if acquired businesses perform poorly, our business and financial results may suffer. We believe our strategy of acquiring profitable companies with experienced management and operating those companies in a decentralized environment mitigates the risk of integration to a substantial degree. Nevertheless, our acquisition strategy may have material adverse effects on our business and financial results for a number of reasons:

     o We may not be able to find suitable businesses to acquire at affordable valuations or on other acceptable terms;

     o    We face competition for acquisitions from other potential acquirors;

     o We may need to borrow more money from lenders or sell equity or debt securities to the public to finance future acquisitions and the terms of such financings may be adverse to us;

     o Changes in accounting, tax, securities or other regulations could increase the difficulty or cost of completing acquisitions;

     o We may incur unforeseen obligations or liabilities in connection with acquisitions;

     o We may need to devote unanticipated financial and management resources to an acquired business;

     o We may not realize expected operating efficiencies or product integration benefits from an acquisition or several acquisitions;

     o We may have difficulty in maintaining uniform controls, procedures and policies;

     o    We could enter markets where we have minimal prior experience; and

     o We may experience decreases in earnings as a result of non-cash charges relating to acquisitions, including write-offs of goodwill or other intangible assets.

Risks Associated with Our Securities Clearing Business

We could incur losses due to defaults of customers of our clients.

     The risk of loss from customer defaults is generally contractually allocated to the client for which Fiserv is acting pursuant to a clearing agreement between Fiserv Securities, Inc., Fiserv's securities clearing subsidiary, and the client. There can be no assurance that in all instances Fiserv Securities will recover the full amount or any part of such loss. Fiserv Securities would bear losses arising out of customer defaults to the extent they could not be collected from the client or its customer.

We may experience losses due to fraudulent schemes committed by our introducing brokers.

     In the past several years, Fiserv Securities has incurred losses due to the fraudulent activities of certain of its introducing brokers. These losses have not been significant, with one exception, and uniformly resulted from alleged wrongful activities perpetrated by the introducing brokers on Fiserv Securities and the respective introducing brokers' clients. In one recent situation, for example, an arbitrator, despite contractual provisions purporting to protect Fiserv Securities, imposed liability on Fiserv Securities for its securities clearing activities. In most cases, however, our experience has been that Fiserv Securities is dismissed from a case or settles for a nominal amount to avoid additional litigation expense. In the most recent instance involving the alleged wrongful acts of one of Fiserv Securities' introducing brokers, in 2003, a Fiserv Securities introducing broker allegedly manipulated Fiserv Securities' order entry system by sending to Fiserv Securities, via a computer network link-up, false data entries of non-existent, non-consummated trades. As a result, Fiserv Securities suffered a pre-tax loss of $17 million when the introducing broker went out of business leaving Fiserv Securities with open, uncovered short-trade accounts primarily in one security whose value increased dramatically immediately prior to the introducing broker ceasing to do business. While Fiserv Securities continues to seek to improve its systems to detect and prevent fraudulent schemes of its introducing brokers and others, it may not be totally successful in those effors and may experience material losses in the future as a result.

Fiserv Securities is heavily regulated.

     Fiserv Securities is subject to extensive regulatory oversight by the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., state agencies and, principally, The New York Stock Exchange, Inc., or NYSE. These agencies are charged with protecting the interests of the investing public and the integrity of the securities markets. From time to time, the NYSE reviews or audits Fiserv Securities' procedures and policies. In the past certain audits have required Fiserv Securities to change or alter procedures and, in some instances, pay fines for violation of NYSE regulations. While the fines have not been material in amount, the directions resulting from the NYSE audit findings require Fiserv Securities, in some instances, to increase its costs to assure better compliance with regulatory requirements. Failure to comply with any applicable laws, rules or regulations could result in fines or penalties, suspension or revocation of licenses, or expulsion from membership, any one of which could have a material adverse effect on Fiserv Securities or Fiserv.


                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. We have also filed a registration statement on Form S-3, including exhibits, under the Securities Act of 1933 with respect to the common stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

     In addition, our SEC filings are also available on our website at the address www.fiserv.com. We are not including the information contained on our website as part of, or incorporating it by reference into, this prospectus.

                      INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. The most recent information that we file with the SEC automatically updates and supersedes any older information. We incorporate by reference the following documents we have filed and any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act until the selling shareholders terminate the offering:

     o    Our Annual Report on Form 10-K for the year ended December 31, 2002;

     o    Our Quarterly Report on Form 10-Q for the quarter ended March 31,
          2003;


     o Our Current Reports on Form 8-K, dated March 31, 2003, May 12, 2003 and May 22, 2003;


     o The description of our common stock contained in our Registration Statement on Form 8-A dated September 3, 1986, and any amendment or report updating that description; and

     o The description of the preferred stock purchase rights contained in our Registration Statement on Form 8-A dated February 23, 1998, and any amendment or report updating that description.

     You may request a copy of any of these documents at no cost, by writing or telephoning us at the following: Mr. Charles W. Sprague, Secretary, Fiserv, Inc., 255 Fiserv Drive, Brookfield, Wisconsin 53045, telephone number (262) 879-5000.

                                 USE OF PROCEEDS

     All proceeds from the sale of the shares of common stock to be sold pursuant to this prospectus will be for the account of the selling shareholders. As a consequence, we will not receive any proceeds from the sale of the shares of common stock offered by the selling shareholders.

                              SELLING SHAREHOLDERS


     The following table sets forth information as of June 15, 2003 with respect to the number of shares of common stock beneficially owned by each of the selling shareholders, and as adjusted to reflect the sale of all of the shares of common stock offered by this prospectus.


                                                                            Shares of      Percent of
                                             Shares of                     Common Stock   Common Stock
                                           Common Stock                       to be          to be
                                           Beneficially      Shares of     Beneficially   Beneficially
                                          Owned Prior to    Common Stock   Owned After    Owned After
Selling Shareholder                          Offering      to be Offered     Offering       Offering
-------------------                       --------------   -------------   ------------   -------------

Summit Ventures V, L.P. (1)...............     85,900          85,900              --          --
Summit V Companion Fund, L.P. (1).........     15,290          15,290              --          --
Summit V Advisors Fund (QP), L.P. (1).....      5,798           5,798              --          --
Summit V Advisors Fund, L.P. (1)..........      1,772           1,772              --          --
Summit Investors III, L.P. (1)............      3,672           3,672              --          --
William E. Sagan..........................  1,440,795         145,834       1,294,961          (2)
Robert P. Brook...........................     50,092          45,092           5,000          (2)
Andrew Thompson...........................     51,873          51,873              --          --
Mark Davis................................     19,914          19,914              --          --
James W. Cox..............................    162,987         162,084             903          (2)
James B. Lockhart.........................    122,938         121,577           1,361          (2)
George E. Lucco...........................     19,508          19,308             200          (2)


(1) Summit Partners, LLC, through an investment committee comprised of three of Summit Partners' members, Messrs. Gregory M. Avis, Martin J. Mannion and Walter G. Kortschak, has voting and dispositive control over these shares.


(2)  The amount shown is less than 1% of the outstanding shares of common stock.

     The selling shareholders acquired the shares of common stock offered by this prospectus from us as consideration for our acquisition of Trewit Inc. as of November 30, 2001. None of the selling shareholders has had a material relationship with us within the past three years other than as a result of the ownership of our common stock or other securities of ours or as a result of their employment with a subsidiary of ours following the closing of our acquisition of Trewit Inc.

                                 DIVIDEND POLICY

     We have not paid cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. Our existing long-term debt instruments contain provisions limiting the amount of cash dividends we can pay on our common stock.

                          DESCRIPTION OF CAPITAL STOCK


     Our authorized capital stock consists of 450,000,000 shares of common stock and 25,000,000 shares of preferred stock. As of June 17, 2003, 193,396,527 shares of our common stock were issued and outstanding and no shares of our preferred stock were issued and outstanding.

Common Stock

     Subject to Section 180.1150 of the Wisconsin Business Corporation Law (described below under "Statutory Provisions"), holders of our common stock are entitled to one vote for each share of common stock held by them on all matters properly presented to shareholders. Subject to the prior rights of the holders of any shares of our preferred stock that are outstanding, our Board of Directors may at its discretion declare and pay dividends on our common stock out of our earnings or assets legally available for the payment of dividends. See "Dividend Policy." Subject to the prior rights of the holders of any shares of our preferred stock that are outstanding, if we are liquidated, any amounts remaining after the discharge of outstanding indebtedness will be paid pro rata to the holders of our common stock. The shares of common stock offered by the selling shareholders by this prospectus are legally issued, fully paid and nonassessable, except for certain statutory liabilities that may be imposed by
Section 180.0622(2)(b) of the Wisconsin Business Corporation Law for unpaid employee wages.

Preferred Stock

     Our Board of Directors is authorized to issue our preferred stock in series and to fix the voting rights; the designations, preferences, limitations and relative rights of any series with respect to the rate of dividend, the price, the terms and conditions of redemption; the amounts payable in the event of voluntary or involuntary liquidation; sinking fund provisions for redemption or purchase of a series; and the terms and conditions on which a series may be converted.

     In connection with the issuance of the rights described below, our Board of Directors has authorized a series of our preferred stock designated as series A junior participating preferred stock. Shares of our series A junior participating preferred stock purchasable upon the exercise of the rights will not be redeemable. Each share of our series A junior participating preferred stock will be entitled to an aggregate dividend of 225 times the dividend we declare per share of our common stock. In the event of our liquidation, the holders of the shares of our series A junior participating preferred stock will be entitled to a minimum aggregate payment of $1.00 per share but will be entitled to an aggregate payment of 225 times the payment we make per share of our common stock. Each share of our series A junior participating preferred stock will have 225 votes, voting together with our common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of our common stock are exchanged, each share of our series A junior participating preferred stock will be entitled to receive 225 times the amount received per share of our common stock. These rights are protected by customary antidilution provisions. There are no shares of our series A junior participating preferred stock currently outstanding.

     The issuance of any series of our preferred stock, including the series A junior participating preferred stock, may have an adverse effect on the rights of holders of our common stock, and could decrease the amount of earnings and assets available for distribution to holders of our common stock. In addition, any issuance of our preferred stock could have the effect of delaying, deferring or preventing a change in control.

Preferred Stock Purchase Rights

     We have entered into a rights agreement pursuant to which each outstanding share of our common stock, including the shares being sold by the selling shareholders in the offering, has attached one right to purchase shares of our series A junior participating preferred stock. Each share of our common stock subsequently issued by us prior to the expiration of the rights agreement will likewise have attached one right. Under circumstances described below, the rights will entitle the holder thereof to purchase additional shares of our common stock. In this prospectus, unless the context otherwise requires, all references to our common stock include the accompanying rights.

     Currently, the rights are not exercisable and trade with our common stock. If the rights become exercisable, each right, unless held by a person or group which beneficially owns more than 15% of our outstanding common stock in the aggregate, will initially entitle the holder to purchase 4/9 of one one-hundredth of a share of our series A junior participating preferred stock at a purchase price of $250, subject to adjustment. The rights will only become exercisable if a person or group has acquired, or announced an intention to acquire, 15% or more of our outstanding common stock in the aggregate. Under some circumstances, including the existence of a 15% acquiring party, each holder of a right, other than the acquiring party, will be entitled to purchase at the right's then-current exercise price, shares of our common stock having a market value of two times the exercise price. If another corporation acquires us after a party acquires 15% or more of our common stock, each holder of a right will be entitled to receive the acquiring corporation's common shares having a market value of two times the exercise price. The rights generally may be redeemed at a price of $.01 until a party acquires 15% or more of our common stock, and after that time may be exchanged for one share of our common stock per right until a party acquires 50% or more of our common stock. The rights initially will expire on February 23, 2008. The rights do not have voting or dividend rights and, until they become exercisable, have no dilutive effect on our earnings.

Statutory Provisions

     Section 180.1150 of the Wisconsin Business Corporation Law provides that the voting power of public Wisconsin corporations such as us held by any person or persons acting as a group in excess of 20% of our voting power is limited to 10% of the full voting power of those shares, unless full voting power of those shares has been restored pursuant to a vote of shareholders. Sections 180.1140 to 180.1144 of the Wisconsin Business Corporation Law contain some limitations and special voting provisions applicable to specified business combinations involving Wisconsin corporations such as us and a significant shareholder, unless the board of directors of the corporation approves the business combination or the shareholder's acquisition of shares before these shares are acquired.

     Similarly, Sections 180.1130 to 180.1133 of the Wisconsin Business Corporation Law contain special voting provisions applicable to some business combinations, unless specified minimum price and procedural requirements are met. Following commencement of a takeover offer, Section 180.1134 of the Wisconsin Business Corporation Law imposes special voting requirements on share repurchases effected at a premium to the market and on asset sales by the corporation, unless, as it relates to the potential sale of assets, the corporation has at least three independent directors and a majority of the independent directors vote not to have the provision apply to the corporation.

                              PLAN OF DISTRIBUTION

     The selling shareholders, including their donees, pledgees and transferees, may offer and sell shares of common stock offered by this prospectus from time to time and may also decide not to sell all the shares they are allowed to sell under this prospectus. Sales that the selling shareholders do make may be sold in one or more of the following transactions:

     o on the Nasdaq National Market or any other securities exchange or quotation service that lists or quotes the common stock for trading;

     o    in the over-the-counter market;

     o in transactions other than on such exchanges or services or in the over-the-counter market;

     o    in privately negotiated transactions;

     o through put or call option transactions relating to the shares or through short sales of shares; and

     o    in a combination of any of the above transactions.

     The selling shareholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The transactions listed above may include block transactions.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

     The selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of the shares of our common stock or of securities convertible into or exchangeable for these shares in the course of hedging positions they assume with the selling shareholders. The selling shareholders may also sell shares short and redeliver shares to close out such short positions. In addition, the selling shareholders may enter into options or other transactions with broker-dealers or other financial institutions that require the delivery to these broker-dealers or other financial institutions of the shares of common stock offered by this prospectus, which these broker-dealers or other financial institutions may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction). The selling shareholders also may loan or pledge shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the shares so pledged, pursuant to this prospectus.

     We have been advised by the selling shareholders that they have not made any arrangements with any underwriters or broker-dealers relating to the distribution of the shares covered by this prospectus. The selling shareholders may sell their shares directly to purchasers, use broker-dealers to sell their shares or may sell their shares to broker-dealers acting as principals. If this happens, then broker-dealers may either receive discounts or commissions from the selling shareholders, or they may receive commissions from purchasers of shares for whom they acted as agents, or both. This compensation may be in excess of the compensation customary in the type of transactions involved. If a broker-dealer purchases shares as a principal, then it may resell the shares for its own account under this prospectus.

     We will pay all registration fees and expenses for the common stock offered by this prospectus. The selling shareholders and any agent, broker or dealer that participates in sales of common stock offered by this prospectus may be deemed "underwriters" under the Securities Act of 1933 and any commissions or other consideration received by any agent, broker or dealer may be considered underwriting discounts or commissions under the Securities Act.

     We have agreed to indemnify the selling shareholders against certain liabilities arising under the Securities Act from sales of common stock. Selling shareholders may agree to indemnify any agent, broker or dealer that participates in sales of common stock against liabilities arising under the Securities Act from sales of common stock. Because the selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 may apply to their sales of common stock.

     Instead of selling common stock under this prospectus, selling shareholders may sell common stock in compliance with the provisions of Rule 144 under the Securities Act, if available.

     We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of our common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Any such supplement will disclose:

     o the name of each such selling shareholder and of the participating broker-dealer(s);

     o    the number of shares involved;

     o    the price at which such shares were sold;

     o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

     o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

     o    other facts material to the transaction.

                                  LEGAL MATTERS

     Charles W. Sprague, Esq., our Executive Vice President, General Counsel, Chief Administrative Officer and Secretary, will provide an opinion as to the validity of the issuance of the shares of the common stock offered by this prospectus. Mr. Sprague beneficially owns 160,447 shares of our common stock, which number includes vested but unexercised stock options.

                                     EXPERTS

     The financial statements and the related financial statement schedules incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference (which reports express an unqualified opinion and include an explanatory paragraph as to the adoption in 2002 of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets"), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the estimated expenses to be borne by the Registrant in connection with the sale and distribution of the securities being registered hereby.

     Securities and Exchange Commission registration fee........   $ 1,735
     Accounting fees and expenses...............................     3,000
     Legal fees and expenses....................................     5,000
     Miscellaneous..............................................       265
                                                                   -------
         Total..................................................   $10,000
                                                                   =======

Item 15.  Indemnification of Directors and Officers.

     Pursuant to the provisions of the Wisconsin Business Corporation Law, directors and officers of the Registrant are entitled to mandatory indemnification from the Registrant against certain liabilities (which may include liabilities under the Securities Act of 1933) and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding; and (ii) in proceedings in which the director or officer is not successful in defense thereof, unless it is determined that the director or officer breached or failed to perform his or her duties to the Registrant and such breach or failure constituted: (a) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of criminal law unless the director or officer had a reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;
(c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. Additionally, under the Wisconsin Business Corporation Law, directors of the Registrant are not subject to personal liability to the Registrant, its shareholders or any person asserting rights on behalf thereof, for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those outlined in (a) through (d) above.

     The Registrant's By-laws provided for indemnification and advancement of expenses of officers and directors to the fullest extent provided by the Wisconsin Business Corporation Law.

     The indemnification provided by the Wisconsin Business Corporation Law and the Registrant's By-laws is not exclusive of any other rights to which a director or officer of the Registrant may be entitled.

Exhibit
Number                                   Description
-------                                  -----------

  4.1          Restated Articles of Incorporation, as amended (filed as Exhibit
               3.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1999 and incorporated herein by reference (File No. 0-14948)).

  4.2 By-laws, as amended (filed as Exhibit 3.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 1999 and incorporated herein by reference (File No. 0-14948)).

  4.3 Shareholder Rights Agreement (filed as Exhibit 4 to the Company's Current Report on Form 8-K dated February 23, 1998 and incorporated herein by reference (File No. 0-14948)).

  4.4          First Amendment to Shareholder Rights Agreement (filed as Exhibit
               4.3 to the Company's Registration Statement on Form S-8 dated April 7, 2000 and incorporated herein by reference (Reg. No. 333-34310)).

  4.5          Second Amendment to Shareholder Rights Agreement (filed as
               Exhibit 4.6 to the Company's Annual Report on Form 10-K for the year ended December 31, 2000 (File No. 0-14948)). Pursuant to
               Item 601(b)(4)(iii) of Regulation S-K, the Company agrees to furnish to the Securities and Exchange Commission, upon request, any instrument defining the rights of holders of long-term debt not being registered that is not filed as an exhibit to this Registration Statement on Form S-3.

  5.1          Opinion of Charles W. Sprague, Esq.*

 23.1          Consent of Deloitte & Touche LLP.

 23.2 Consent of Charles W. Sprague, Esq. (included in Exhibit 5.1 hereto).*


 23.3          Consent of American Appraisal Associates, Inc.

 24.           Powers of Attorney.*


__________________
* Previously filed.

Item 17.  Undertakings

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered, which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the provisions set forth or described in
Item 15 of this registration statement, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (d)  The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective; and

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookfield, State of Wisconsin, on the 20th day of June, 2003.

                                         FISERV, INC.

                                         By: /s/  Kenneth R. Jensen
                                             ----------------------------------
                                             Kenneth R. Jensen
                                             Senior Executive Vice President,
                                             Chief Financial Officer, Treasurer
                                             and Assistant Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

             *                President and Chief Executive       June 20, 2003
---------------------------   Officer and Director
(Leslie M. Muma)              (Principal Executive Officer)


             *                Chairman of the Board and           June 20, 2003
---------------------------   Director
(Donald F. Dillon)

                              Senior Executive Vice President,
             *                Chief Financial Officer,            June 20, 2003
---------------------------   Treasurer and Assistant Secretary
(Kenneth R. Jensen)           and Director (Principal Financial
                              and Accounting Officer)

             *                Director                            June 20, 2003
---------------------------
(Daniel P. Kearney)

             *                Director                            June 20, 2003
---------------------------
(Gerald J. Levy)

             *                Director                            June 20, 2003
---------------------------
(Glenn M. Renwick)

             *                Director                            June 20, 2003
---------------------------
(L. William Seidman)

             *                Director                            June 20, 2003
---------------------------
(Thekla R. Shackelford)

             *                Director                            June 20, 2003
---------------------------
(Thomas C. Wertheimer)



*By:  /s/ Kenneth R. Jensen
    ---------------------------------------------
      (Kenneth R. Jensen, individually and as
      attorney-in-fact for the persons indicated)

                                  EXHIBIT INDEX

Exhibit
Number                                   Description
-------                                  -----------

  4.1          Restated Articles of Incorporation, as amended (filed as Exhibit
               3.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1999 and incorporated herein by reference (File No. 0-14948)).

  4.2 By-laws, as amended (filed as Exhibit 3.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 1999 and incorporated herein by reference (File No. 0-14948)).

  4.3 Shareholder Rights Agreement (filed as Exhibit 4 to the Company's Current Report on Form 8-K dated February 23, 1998 and incorporated herein by reference (File No. 0-14948)).

  4.4          First Amendment to Shareholder Rights Agreement (filed as Exhibit
               4.3 to the Company's Registration Statement on Form S-8 dated April 7, 2000 and incorporated herein by reference (Reg. No. 333-34310)).

  4.5          Second Amendment to Shareholder Rights Agreement (filed as
               Exhibit 4.6 to the Company's Annual Report on Form 10-K for the year ended December 31, 2000 (File No. 0-14948)). Pursuant to
               Item 601(b)(4)(iii) of Regulation S-K, the Company agrees to furnish to the Securities and Exchange Commission, upon request, any instrument defining the rights of holders of long-term debt not being registered that is not filed as an exhibit to this Registration Statement on Form S-3.

 5.1           Opinion of Charles W. Sprague, Esq.*

 23.1          Consent of Deloitte & Touche LLP.

 23.2 Consent of Charles W. Sprague, Esq. (included in Exhibit 5.1 hereto).*


 23.3          Consent of American Appraisal Associates, Inc.

 24.           Powers of Attorney.*


__________________
*Previously filed.